Exhibit 99

Colgate Announces 3rd Quarter 2015 Results

Strong Worldwide Organic Sales Growth

NEW YORK--(BUSINESS WIRE)--October 30, 2015--Colgate-Palmolive Company (NYSE:CL) today reported worldwide Net sales of $3,999 million in third quarter 2015, a decrease of 8.5% versus third quarter 2014. Global unit volume grew 1.0%, pricing increased 3.5% and foreign exchange was negative 13.0%. Divestments decreased volume by 0.5%. Organic sales (Net sales excluding foreign exchange, acquisitions and divestments) grew 5.0%.

Net income and Diluted earnings per share in third quarter 2015 were $726 million and $0.80, respectively. Net income in third quarter 2015 included an aftertax gain of $120 million ($0.13 per diluted share) from the previously disclosed sale of the Company’s laundry detergent business in the South Pacific and $47 million ($0.05 per diluted share) of aftertax charges resulting from the implementation of the Company’s four-year Global Growth and Efficiency Program (the “2012 Restructuring Program”) and an effective devaluation in Venezuela.

Net income and Diluted earnings per share in third quarter 2014 were $542 million and $0.59, respectively. Net income in third quarter 2014 included $159 million ($0.17 per diluted share) of aftertax charges resulting from the items described in Table 8.

Excluding the above noted items in both periods, Net income in third quarter 2015 was $653 million, a decrease of 7% versus third quarter 2014, and Diluted earnings per share in third quarter 2015 was $0.72, a decrease of 5% versus third quarter 2014. On a currency-neutral basis and excluding the above noted items in both periods, Diluted earnings per share increased double digit.

Gross profit margin was 58.7% in third quarter 2015 versus 58.4% in third quarter 2014. Excluding the above noted items in both periods, Gross profit margin was 58.8% in third quarter 2015, an increase of 20 basis points versus the year ago quarter, primarily as a result of the benefits from cost savings from the Company’s funding-the-growth initiatives and the 2012 Restructuring Program and higher pricing, partially offset by higher raw and packaging material costs, driven by significant foreign exchange transaction costs.

Selling, general and administrative expenses were 33.7% of Net sales in third quarter 2015 versus 34.2% of Net sales in third quarter 2014. Excluding the above noted items in both periods, Selling, general and administrative expenses decreased by 60 basis points to 33.3% of Net sales in third quarter 2015, due to decreased advertising investment as a percentage of Net sales, in part reflecting a shift in advertising investment to in-store promotional activities. Worldwide advertising investment decreased 23% to $328 million versus the year ago quarter, largely reflecting the impact of negative foreign exchange.

Operating profit increased 20% to $1,136 million in third quarter 2015 compared to $948 million in third quarter 2014. Excluding the above noted items in both periods, Operating profit decreased 6% to $1,013 million in third quarter 2015. Operating profit margin was 28.4% in third quarter 2015 versus 21.6% in third quarter 2014. Excluding the above noted items in both periods, Operating profit margin was 25.3% in third quarter 2015, an increase of 70 basis points versus the year ago quarter.

Net cash provided by operations year to date was $2,108 million compared to $2,392 million in the comparable 2014 period, primarily due to lower operating earnings and higher payments related to income taxes and a previously disclosed European competition law matter. Working capital as a percentage of Net sales was negative 1.3%, an improvement of 80 basis points versus the year ago period primarily due to a decrease in inventories and accounts receivable, reflecting the Company’s tight focus on working capital.

Ian Cook, Chairman, President and Chief Executive Officer, commented on the results and outlook excluding the 2015 and 2014 items noted above, “In the face of challenging macroeconomic conditions worldwide, we are pleased to have achieved another quarter of strong organic sales growth, driven by positive unit volume growth and higher pricing.

“The 5.0% worldwide organic sales growth was led by emerging markets where organic sales grew a robust 8.0%, despite economic challenges in certain countries.

“Pleasingly, our profitability also strengthened during the quarter, with gross profit margin, operating profit margin and net income as a percent to sales all increasing versus the year ago period.

“Colgate’s leading share of the global toothpaste market increased to 44.7% year to date, up 0.7 share points versus the year ago period. Our global leadership in manual toothbrushes also strengthened with Colgate’s global market share in that category reaching 34.5% year to date, up 0.7 share points versus the year ago period.”

Recognizing the macroeconomic challenges around the world and the Company’s successful implementation of the 2012 Restructuring Program to date, on October 29, 2015, the Company’s Board of Directors approved the reinvestment of the funds from the sale of the Company’s laundry detergent business in the South Pacific to expand the 2012 Restructuring Program and extend it through December 31, 2017. Initiatives under the expanded 2012 Restructuring Program will continue to fit within the Program’s three focus areas of expanding commercial hubs, extending shared business services and streamlining global functions and optimizing the global supply chain and facilities. The Company expects the initiatives under the expanded program to have a similar aftertax rate of return to the existing program, which on average has been 30%. The Company will update its disclosure to reflect the impact the expansion will have on the range of estimated charges and savings for the 2012 Restructuring Program when the additional initiatives under the expanded Program are approved.

In closing, Mr. Cook commented, “As we look ahead, macroeconomic conditions and foreign exchange volatility remain challenging. Despite that, we anticipate another year of solid organic sales growth in 2015 driven by a full new product pipeline across all categories and geographies. Based on current spot rates, we now plan for full year gross profit margin to be even with the year ago level, and expect a low to mid-single-digit earnings per share decline on a dollar basis, excluding charges related to the 2012 Restructuring Program. This earnings per share decline continues to reflect a double-digit increase on a currency-neutral basis.

“Looking ahead to 2016, we continue to see deterioration in foreign exchange rates. Given such volatility, providing guidance on a dollar basis at this time would be premature. However, as we enter our global budget process, we are planning for a year of gross margin expansion and double-digit earnings per share growth on a currency-neutral basis, excluding charges related to the 2012 Restructuring Program."

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on third quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgatepalmolive.com.

The following are comments about divisional performance for third quarter 2015 versus the year ago period. See attached Geographic Sales Analysis Percentage Changes and Segment Information schedules for additional information on divisional net sales and operating profit.

North America (20% of Company Sales)

North America Net sales increased 0.5% in third quarter 2015. Unit volume increased 2.5% with 0.5% lower pricing, while foreign exchange was negative 1.5%. Organic sales increased 2.0% during the quarter.

Operating profit in North America increased 8% in third quarter 2015 to $258 million, or 220 basis points to 32.6% of Net sales. This increase in Operating profit as a percentage of Net sales was primarily due to an increase in Gross profit and a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was primarily driven by cost savings from the Company’s funding-the-growth initiatives, which were partially offset by higher costs, which included higher raw and packaging material costs, and lower pricing due to increased in-store promotional activities. This decrease in Selling, general and administrative expenses was due to decreased advertising investment, in part reflecting a shift in advertising investment to in-store promotional activities.

In the U.S., new product launches are contributing to volume growth. Market share gains year to date were seen in toothpaste, manual toothbrushes, mouthwash, liquid hand soap, body wash and fabric conditioners. Colgate’s share of the toothpaste market strengthened to 35.3% year to date, up 0.4 share points versus the year ago period, driven by strong sales of Colgate Enamel Health, Colgate Optic White Platinum Express White, Colgate Total Daily Repair and Tom’s of Maine toothpastes. In manual toothbrushes, Colgate strengthened its brand market leadership in the U.S. with its market share in that category at 41.4% year to date, up 0.7 share points versus the year ago period. Strong sales of Colgate 360° Enamel Health and Colgate 360° Optic White Platinum manual toothbrushes contributed to volume growth in the quarter.

Successful products driving volume growth in the U.S. in other categories include Colgate Enamel Health and Colgate Kids mouthwashes, Softsoap Fragrant Foaming Collection of liquid hand soaps, Softsoap Fresh & Glow body washes, Irish Spring Signature For Men body wash, Palmolive Soft Touch Almond Milk and Blueberry dish liquid and Suavitel fabric conditioner.

Latin America (27% of Company Sales)

Latin America Net sales decreased 11.0% in third quarter 2015. Unit volume decreased 1.0% with 12.0% higher pricing, while foreign exchange was negative 22.0%. Volume declines in Venezuela and Brazil were partially offset by volume gains in Mexico, Argentina and Colombia. Organic sales for Latin America increased 11.0%.

Operating profit in Latin America decreased 9% in third quarter 2015 to $300 million, while as a percentage of Net sales, it increased 60 basis points to 28.2% of Net sales. This increase in Operating profit as a percentage of Net sales was primarily due to a decrease in Selling, general and administrative expenses, partially offset by a decrease in Gross profit, both as a percentage of Net sales. This decrease in Gross profit was due to higher raw and packaging material costs, driven by foreign exchange transaction costs, partially offset by cost savings from the Company’s funding-the-growth initiatives and the 2012 Restructuring Program and higher pricing. This decrease in Selling, general and administrative expenses was primarily due to decreased advertising investment.

Colgate strengthened its leadership in toothpaste throughout Latin America during the quarter driven by market share gains in Mexico, Brazil, Venezuela, Argentina, Chile, El Salvador, Honduras and Nicaragua. Strong sales of Colgate Total 12, Colgate Luminous White Instant, Colgate Total Professional Breath Health, Colgate Sensitive Pro-Relief Enamel Repair and Colgate Maximum Cavity Protection plus Neutrazucar toothpastes contributed to volume growth throughout the region. Colgate’s leadership in the manual toothbrush category continued throughout the region, driven by strong sales of Colgate 360° Surround Whitening, Colgate 360° Interdental, Colgate Slim Soft and Colgate Triple Action manual toothbrushes.

Products in other categories contributing to volume growth include Colgate Plax Ice Infinity mouthwash, Protex Complete 12, Protex Omega 3, Palmolive Men and Palmolive Naturals Berries and Coconut Water bar soaps, Lady Speed Stick Powder Fresh and Speed Stick Xtreme Tech deodorants, Suavitel Complete and Suavitel Aroma Intense fabric conditioners, Axion Complete dish liquid and Fabuloso Pure & Clean liquid cleaner.

Europe/South Pacific (18% of Company Sales)

Europe/South Pacific Net sales decreased 18.0% in third quarter 2015. Unit volume decreased 1.0% with 2.0% lower pricing, while foreign exchange was negative 15.0%. Excluding the impact of the divested laundry detergent business in the South Pacific, volume increased 1.0%. Volume gains in Poland, France and Australia were partially offset by volume declines in Germany and Austria. Organic sales for Europe/South Pacific decreased 1.0%.

Operating profit in Europe/South Pacific decreased 13% in third quarter 2015 to $206 million, while as a percentage of Net sales, it increased 160 basis points to 28.3% of Net sales. This increase in Operating profit as a percentage of Net sales was primarily due to a decrease in Selling, general and administrative expenses as a percentage of Net sales. Gross profit as a percentage of Net sales was even with third quarter 2014, as cost savings from the Company’s funding-the-growth initiatives and the 2012 Restructuring Program were offset by higher raw and packaging material costs, driven by foreign exchange transaction costs, and lower pricing due to increased in-store promotional activities. The decrease in Selling, general and administrative expenses as a percentage of Net sales was due to lower advertising investment, in part reflecting a shift in advertising investment to in-store promotional activities, which was partially offset by higher overhead expenses.

Colgate strengthened its oral care leadership in the Europe/South Pacific region driven by toothpaste market share gains in France, Italy, Spain, the Netherlands, Belgium, Hungary, Poland, Czech Republic and Slovenia. Successful premium products driving market share gains include Colgate Max White Expert White, elmex Sensitive Professional, Colgate Total Daily Repair, Colgate Sensitive with Sensifoam and Colgate Sensitive Pro-Relief Repair & Prevent toothpastes. In the manual toothbrush category, Colgate Cavity Protection and Colgate Slim Soft Charcoal manual toothbrushes contributed to market share gains across the region.

Recent premium innovations contributing to volume growth in other product categories include the Sanex Advanced line of shower gels, deodorants, hand creams and body lotions, Palmolive Aroma Sensations and Palmolive Gourmet shower gels, Ajax All Usage Gel liquid and wipe cleaners, Ajax Anti Fog glass spray cleaner and Soupline Fruity Sensations fabric conditioner.

Asia (15% of Company Sales)

Asia Net sales decreased 1.5% during third quarter 2015. Unit volume increased 5.5% with 1.0% lower pricing, while foreign exchange was negative 6.0%. Acquisitions contributed 0.5% to volume. Volume gains were led by the Greater China region, India and the Philippines. Organic sales for Asia increased 4.0%.

Operating profit in Asia increased 4% in third quarter 2015 to $195 million, or 180 basis points to 31.3% of Net sales. This increase in Operating profit as a percentage of Net sales was due to an increase in Gross profit and a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was mainly driven by cost savings from the Company’s funding-the-growth initiatives, which were partially offset by higher costs, primarily driven by higher raw and packaging material costs, which included foreign exchange transaction costs, and lower pricing due to increased in-store promotional activities. This decrease in Selling, general and administrative expenses was due to decreased advertising investment, in part reflecting a shift in advertising investment to in-store promotional activities.

Colgate continued its toothpaste leadership in Asia during the quarter. Successful new products including Colgate 360° Pro Gum Health Whitening, Colgate Optic White Plus Shine, Colgate Active Salt Neem, Colgate Power White Bamboo Charcoal and Darlie All Shiny White Multicare toothpastes contributed to volume growth in the region.

Successful products contributing to volume growth in other categories in the region include Colgate Slim Soft Tri-Tip, Colgate 360° Charcoal Gold and Darlie Charcoal manual toothbrushes, Colgate Plax Herbal Salt, Colgate Plax Active Salt and Colgate Plax Bamboo Charcoal Mint mouthwashes and Palmolive Naturals shampoo and conditioner.

Africa/Eurasia (6% of Company Sales)

Africa/Eurasia Net sales decreased 20.5% during third quarter 2015. Unit volume decreased 3.0% with 7.5% higher pricing, while foreign exchange was negative 25.0%. Divestments decreased volume by 0.5%. Volume declines in the Central Asia/Caucasus region and Ukraine were partially offset by volume gains in the Sub Saharan Africa region and South Africa. Organic sales for Africa/Eurasia increased 5.0%.

Operating profit in Africa/Eurasia decreased 27% in third quarter 2015 to $44 million, or 150 basis points to 17.9% of Net sales. This decrease in Operating profit as a percentage of Net sales was primarily due to a decrease in Gross profit, partially offset by a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was primarily due to higher raw and packaging material costs, driven by higher foreign exchange transaction costs, partially offset by cost savings from the Company’s funding-the-growth initiatives and higher pricing. This decrease in Selling, general and administrative expenses was primarily due to decreased advertising investment.

Colgate continued its toothpaste leadership in Africa/Eurasia, driven by market share gains in nearly every country in the region. Successful products contributing to growth in the region include Colgate Total, Colgate Optic White Instant and Colgate Maximum Cavity Protection plus Sugar Acid Neutralizer toothpastes, Colgate Slim Soft Charcoal, Colgate Natural Extracts and Colgate Zig Zag manual toothbrushes, Colgate Total mouthwash, Palmolive Gourmet Spa Mint Shake, Protex For Men and Palmolive Men Taiga Freshness shower gels and Palmolive Altai Herbs and Protex Complete 12 bar soaps.

Hill’s Pet Nutrition (14% of Company Sales)

Hill’s Net sales decreased 3.5% during third quarter 2015. Unit volume increased 2.5% with 3.0% higher pricing, while foreign exchange was negative 9.0%. Volume gains were led by the United States and Japan. Hill’s organic sales increased 5.5%.

Hill’s Operating profit increased 5% in third quarter 2015 to $157 million, or 250 basis points to 28.8% of Net sales. This increase in Operating profit as a percentage of Net sales was due to an increase in Gross profit and a decrease in Selling, general and administrative expenses, partially offset by an increase in Other (income) expense, net, all as a percentage of Net sales. This increase in Gross profit was primarily due to the Company’s funding-the-growth initiatives and higher pricing, partially offset by higher raw and packaging material costs, driven by higher foreign exchange transaction costs. This decrease in Selling, general and administrative expenses was primarily due to decreased advertising investment. This increase in Other (income) expense, net was in part due to the expiration of a foreign sales tax exemption.

New product introductions driving volume growth in the U.S. include Hill’s Prescription Diet Metabolic Plus Mobility and Metabolic Plus Urinary, Hill’s Prescription Diet stews, Hill’s Prescription Diet i/d Stress and i/d Sensitive and Hill’s Science Diet Urinary Plus Hairball Control. Hill’s Ideal Balance Slim & Healthy, Grain Free and Indoor Cat also contributed to volume growth in the quarter.

New product introductions driving volume growth internationally include Hill’s Ideal Balance, Hill’s Prescription Diet Metabolic Plus Mobility, Metabolic Plus Urinary and c/d Multicare Urinary Stress and Hill’s Science Diet Perfect Weight.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet, Hill’s Prescription Diet and Hill’s Ideal Balance. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgatepalmolive.com. To learn more about Colgate Bright Smiles, Bright Futures® oral health education program, please visit http://www.colgatebsbf.com. CL-E

Market Share Information

Management uses market share information as a key indicator to monitor business health and performance. References to market share in this press release are based on a combination of consumption and market share data provided by third-party vendors, primarily Nielsen, and internal estimates. All market share references represent the percentage of the dollar value of sales of our products, relative to all product sales in the category in the countries in which the Company competes and purchases data. Market share data is subject to limitations on the availability of up-to-date information. We believe that the third-party vendors we use to provide data are reliable, but we have not verified the accuracy or completeness of the data or any assumptions underlying the data. In addition, market share information calculated by the Company may be different from market share information calculated by other companies due to differences in category definitions, the use of data from different countries, internal estimates and other factors.

Explanatory Note Regarding Currency-Neutral Calculations

Diluted earnings per share growth for third quarter 2015, on a currency-neutral basis, eliminates from Diluted earnings per share growth (GAAP) the impact of the items described in Table 8 and the period-over-period changes in foreign exchange rates in the translation of local currency results into U.S. dollars. Accordingly, for purposes of calculating Diluted earnings per share growth for third quarter 2015, on a currency-neutral basis, third quarter 2015 local currency results, which include the impact of foreign currency transaction gains and losses, are translated into U.S. dollars using average foreign exchange rates for third quarter 2014.

Management’s estimate of earnings per share growth on a currency-neutral basis for full year 2015 eliminates from earnings per share growth (GAAP) the impact of the items described in Table 9, the 2012 Restructuring Program and period-over-period changes in foreign exchange rates in the translation of local currency results into U.S. dollars. Accordingly, for purposes of estimating earnings per share growth for full year 2015, on a currency-neutral basis, estimated full year 2015 local currency results, which include the impact of estimated foreign currency transaction gains and losses, are translated into U.S. dollars using 2014 average foreign exchange rates by quarter.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, organic sales growth, profit or profit margin growth, earnings per share growth (including on a currency neutral basis), financial goals, the impact of currency devaluations, exchange controls, price controls and labor unrest, including in Venezuela, cost-reduction plans including the 2012 Restructuring Program, tax rates, new product introductions or commercial investment levels, among other matters. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements except as required by law. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s web site at http://www.colgatepalmolive.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

This release discusses organic sales growth, which is Net sales growth excluding the impact of foreign exchange, acquisitions and divestments. Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis Percentage Changes” for the three and nine months ended September 30, 2015 vs 2014 included with this release for a comparison of organic sales growth to net sales growth in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

To supplement Colgate’s Condensed Consolidated Statements of Income presented in accordance with GAAP, the Company has disclosed non-GAAP measures of operating results that exclude certain items. Worldwide Gross profit, Gross profit margin, Selling, general and administrative expenses, Selling, general and administrative expenses as a percentage of Net sales, Other (income) expense, net, Operating profit, Operating profit margin, Net income attributable to Colgate-Palmolive Company and Diluted earnings per common share are discussed both as reported (on a GAAP basis) and, as applicable, excluding the gain on sale of the Company’s laundry detergent business in the South Pacific, charges related to the 2012 Restructuring Program, charges related to the effective devaluations in 2014 and 2015 as a result of the changes to Venezuela’s foreign exchange system, a charge related to a foreign tax matter, costs related to the sale of land in Mexico and a charge related to a European competition law matter (non-GAAP). Management believes these non-GAAP financial measures provide investors with useful supplemental information regarding the performance of the Company’s ongoing operations. See “Non-GAAP Reconciliations” for the three and nine months ended September 30, 2015 and 2014 included with this release for a reconciliation of these financial measures to the related GAAP measures.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as Net cash provided by operations less Capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows” for the nine months ended September 30, 2015 and 2014 for a comparison of free cash flow before dividends to Net cash provided by operations as reported in accordance with GAAP.

(See attached tables for third quarter results.)

		Table 1

Colgate-Palmolive Company

Condensed Consolidated Statements of Income

For the Three Months Ended September 30, 2015 and 2014

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2015	2014

Net sales	$3,999	$4,379

Cost of sales	1,652	1,821

Gross profit	2,347	2,558

Gross profit margin	58.7%	58.4%

Selling, general and administrative expenses	1,347	1,497

Other (income) expense, net	(136)	113

Operating profit	1,136	948

Operating profit margin	28.4%	21.6%

Interest (income) expense, net	5	4

Income before income taxes	1,131	944

Provision for income taxes	361	364

Effective tax rate	31.9%	38.6%

Net income including noncontrolling interests	770	580

Less: Net income attributable to noncontrolling interests	44	38

Net income attributable to Colgate-Palmolive Company	$726	$542

Earnings per common share
Basic	$0.81	$0.59
Diluted	$0.80	$0.59

Average common shares outstanding
Basic	900.1	913.8
Diluted	906.9	922.8

		Table 2

Colgate-Palmolive Company

Condensed Consolidated Statements of Income

For the Nine Months Ended September 30, 2015 and 2014

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2015	2014

Net sales	$12,135	$13,056

Cost of sales	5,029	5,422

Gross profit	7,106	7,634

Gross profit margin	58.6%	58.5%

Selling, general and administrative expenses	4,178	4,548

Other (income) expense, net	-	524

Operating profit	2,928	2,562

Operating profit margin	24.1%	19.6%

Interest (income) expense, net	19	20

Income before income taxes	2,909	2,542

Provision for income taxes	940	869

Effective tax rate	32.3%	34.2%

Net income including noncontrolling interests	1,969	1,673

Less: Net income attributable to noncontrolling interests	127	121

Net income attributable to Colgate-Palmolive Company	$1,842	$1,552

Earnings per common share
Basic	$2.04	$1.69
Diluted	$2.02	$1.68

Average common shares outstanding
Basic	904.1	916.4
Diluted	911.8	925.7

			Table 3

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of September 30, 2015, December 31, 2014, and September 30, 2014

(Dollars in Millions) (Unaudited)

	September 30,	December 31,	September 30,
	2015	2014	2014

Cash and cash equivalents	$1,445	$1,089	$1,355
Receivables, net	1,561	1,552	1,747
Inventories	1,277	1,382	1,422
Other current assets	806	840	657
Property, plant and equipment, net	3,959	4,080	4,038
Other assets, including goodwill and intangibles	4,515	4,516	4,466
Total assets	$13,563	$13,459	$13,685

Total debt	$6,790	$6,148	$6,055
Other current liabilities	3,701	3,442	3,798
Other non-current liabilities	2,482	2,484	2,086
Total liabilities	12,973	12,074	11,939
Total Colgate-Palmolive Company shareholders' equity	255	1,145	1,420
Noncontrolling interests	335	240	326
Total liabilities and shareholders' equity	$13,563	$13,459	$13,685

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$5,199	$4,859	$4,576
Working capital % of sales	(1.3)%	0.8%	(0.5)%

*	Marketable securities of $146, $200 and $124 as of September 30, 2015, December 31, 2014, and September 30, 2014 respectively, are included in Other current assets.

		Table 4

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2015 and 2014

(Dollars in Millions) (Unaudited)

	2015	2014

Operating Activities
Net income including noncontrolling interests	$1,969	$1,673
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Depreciation and amortization	337	329
Restructuring and termination benefits, net of cash	68	69
Voluntary benefit plan contribution	-	(2)
Venezuela remeasurement charges	34	327
Charge for a foreign tax matter	-	66
Stock-based compensation expense	104	109
Gain on sale of South Pacific laundry detergent business	(187)	-
Deferred income taxes	(42)	(35)
Cash effects of changes in:
Receivables	(172)	(222)
Inventories	1	(51)
Accounts payable and other accruals	(18)	100
Other non-current assets and liabilities	14	29
Net cash provided by operations	2,108	2,392

Investing Activities
Capital expenditures	(459)	(493)
Purchases of marketable securities and investments	(499)	(232)
Proceeds from sale of marketable securities and investments	398	277
Proceeds from sale of South Pacific laundry detergent business	221	-
Payment for acquisitions, net of cash acquired	(13)	(25)
Other	8	18
Net cash used in investing activities	(344)	(455)

Financing Activities
Principal payments on debt	(6,691)	(6,220)
Proceeds from issuance of debt	7,293	6,597
Dividends paid	(1,033)	(990)
Purchases of treasury shares	(1,196)	(1,119)
Proceeds from exercise of stock options and excess tax benefits	301	295
Net cash used in financing activities	(1,326)	(1,437)

Effect of exchange rate changes on Cash and cash equivalents	(82)	(107)
Net increase in Cash and cash equivalents	356	393
Cash and cash equivalents at beginning of the period	1,089	962
Cash and cash equivalents at end of the period	$1,445	$1,355

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less Capital expenditures)
Net cash provided by operations	$2,108	$2,392
Less: Capital expenditures	(459)	(493)
Free cash flow before dividends	$1,649	$1,899

Income taxes paid	$967	$781

				Table 5

Colgate-Palmolive Company

Segment Information

For the Three and Nine Months Ended September 30, 2015 and 2014

(Dollars in Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net Sales
Oral, Personal and Home Care

North America	$791	$789	$2,360	$2,344
Latin America	1,064	1,194	3,277	3,577
Europe/South Pacific	728	886	2,200	2,624
Asia	624	634	1,908	1,916
Africa/Eurasia	246	310	754	916

Total Oral, Personal and Home Care	3,453	3,813	10,499	11,377

Pet Nutrition	546	566	1,636	1,679

Total Net Sales	$3,999	$4,379	$12,135	$13,056

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating Profit
Oral, Personal and Home Care

North America	$258	$240	$699	$687
Latin America	300	330	929	931
Europe/South Pacific	206	237	573	681
Asia	195	187	569	558
Africa/Eurasia	44	60	128	177

Total Oral, Personal and Home Care	1,003	1,054	2,898	3,034

Pet Nutrition	157	149	450	439
Corporate(1)	(24)	(255)	(420)	(911)

Total Operating Profit	$1,136	$948	$2,928	$2,562

Note:
(1) Corporate operations includes costs related to stock options and restricted stock units, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets.

Corporate Operating profit (loss) for the three months ended September 30, 2015 includes charges of $46 related to the 2012 Restructuring Program, a charge of $18 related to the remeasurement of the Company’s Venezuelan subsidiary’s local currency-denominated net monetary assets as a result of an effective devaluation and a gain of $187 on the sale of the Company’s laundry detergent business in the South Pacific. For the three months ended September 30, 2014, Corporate Operating profit (loss) included charges of $55 related to the 2012 Restructuring Program, a charge of $61 related to the remeasurement of the Company’s Venezuelan subsidiary’s local currency-denominated net monetary assets as a result of an effective devaluation, costs of $1 related to the sale of land in Mexico and a charge of $11 for a European competition law matter.

Corporate Operating profit (loss) for the nine months ended September 30, 2015 includes charges of $198 related to the 2012 Restructuring Program, charges of $34 related to the remeasurement of the Company’s Venezuelan subsidiary’s local currency-denominated net monetary assets as a result of effective devaluations and a gain of $187 on the sale of the Company’s laundry detergent business in the South Pacific. For the nine months ended September 30, 2014, Corporate Operating profit (loss) included charges of $231 related to the 2012 Restructuring Program, charges of $327 related to the remeasurement of the Company’s Venezuelan subsidiary’s local currency-denominated net monetary assets as a result of effective devaluations, costs of $4 related to the sale of land in Mexico and a charge of $11 for a European competition law matter.

							Table 6

Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Three Months Ended September 30, 2015 vs 2014

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales					Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company	(8.5)%	5.0%	1.0%	1.5%	1.5%	3.5%	(13.0)%

Europe/South Pacific (2)	(18.0)%	(1.0)%	(1.0)%	1.0%	1.0%	(2.0)%	(15.0)%

Latin America	(11.0)%	11.0%	(1.0)%	(1.0)%	(1.0)%	12.0%	(22.0)%

Asia	(1.5)%	4.0%	5.5%	5.0%	5.5%	(1.0)%	(6.0)%

Africa/Eurasia	(20.5)%	5.0%	(3.0)%	(2.5)%	(2.5)%	7.5%	(25.0)%

Total International	(12.0)%	5.5%	-%	0.5%	0.5%	5.0%	(17.0)%

North America	0.5%	2.0%	2.5%	2.5%	2.5%	(0.5)%	(1.5)%

Total CP Products	(9.5)%	4.5%	0.5%	1.0%	1.0%	3.5%	(13.5)%

Hill's	(3.5)%	5.5%	2.5%	2.5%	2.5%	3.0%	(9.0)%

Emerging Markets (1)	(10.0)%	8.0%	1.0%	1.0%	1.0%	7.0%	(18.0)%

Developed Markets	(7.5)%	1.5%	0.5%	1.5%	1.5%	-%	(8.0)%

Notes:

(1) Emerging Markets include Latin America, Asia (excluding Japan), Africa/Eurasia and Central Europe.

(2) The sale of the Company's laundry detergent business in the South Pacific was completed on August 31, 2015. The impact of the sale of the Company's laundry detergent business in the South Pacific on third quarter sales and volume was 0.5% for the Total Company and 2.0% for Europe/South Pacific region.

							Table 7

Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Nine Months Ended September 30, 2015 vs 2014

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales					Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company	(7.0)%	5.0%	2.0%	2.0%	2.0%	3.0%	(12.0)%

Europe/South Pacific (2)	(16.0)%	0.5%	3.0%	3.5%	3.5%	(3.0)%	(16.0)%

Latin America	(8.5)%	10.0%	-%	-%	-%	10.0%	(18.5)%

Asia	(0.5)%	3.0%	4.0%	3.5%	4.0%	(0.5)%	(4.0)%

Africa/Eurasia	(17.5)%	6.0%	(1.5)%	(1.5)%	(1.5)%	7.5%	(23.5)%

Total International	(10.0)%	5.0%	1.5%	1.5%	2.0%	3.5%	(15.0)%

North America	0.5%	2.0%	2.0%	2.0%	2.0%	-%	(1.5)%

Total CP Products	(7.5)%	4.5%	1.5%	1.5%	2.0%	3.0%	(12.0)%

Hill's	(2.5)%	6.0%	3.5%	3.5%	3.5%	2.5%	(8.5)%

Emerging Markets (1)	(7.5)%	7.0%	1.5%	1.0%	1.5%	6.0%	(15.0)%

Developed Markets	(6.5)%	2.0%	2.0%	2.5%	2.5%	(0.5)%	(8.0)%

Notes:

(1) Emerging Markets include Latin America, Asia (excluding Japan), Africa/Eurasia and Central Europe.

(2) The sale of the Company's laundry detergent business in the South Pacific was completed on August 31, 2015. The impact of the sale of the Company's laundry detergent business in the South Pacific on nine months sales and volume was 0% for the Total Company and 0.5% for Europe/South Pacific region.

			Table 8

Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Three Months Ended September 30, 2015 and 2014

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2015	2014
Gross profit, GAAP	$2,347	$2,558
2012 Restructuring Program	3	7
Costs related to the sale of land in Mexico	-	1
Gross profit, non-GAAP	$2,350	$2,566

			Basis Point
Gross Profit Margin	2015	2014	Change
Gross profit margin, GAAP	58.7%	58.4%	30
2012 Restructuring Program	0.1%	0.2%
Costs related to the sale of land in Mexico	-%	-%
Gross profit margin, non-GAAP	58.8%	58.6%	20

Selling, General and Administrative Expenses	2015	2014
Selling, general and administrative expenses, GAAP	$1,347	$1,497
2012 Restructuring Program	(15)	(13)
Selling, general and administrative expenses, non-GAAP	$1,332	$1,484

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2015	2014	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	33.7%	34.2%	(50)
2012 Restructuring Program	(0.4%)	(0.3%)
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	33.3%	33.9%	(60)

Other (Income) Expense, Net	2015	2014
Other (income) expense, net, GAAP	$(136)	$113
2012 Restructuring Program	(28)	(35)
Venezuela remeasurement charges	(18)	(61)
Gain on sale of South Pacific laundry detergent business	187	-
Charge for a European competition law matter	-	(11)
Other (income) expense, net, non-GAAP	$5	$6

Operating Profit	2015	2014	% Change
Operating profit, GAAP	$1,136	$948	20%
2012 Restructuring Program	46	55
Venezuela remeasurement charges	18	61
Gain on sale of South Pacific laundry detergent business	(187)	-
Costs related to the sale of land in Mexico	-	1
Charge for a European competition law matter	-	11
Operating profit, non-GAAP	$1,013	$1,076	(6%)

			Basis Point
Operating Profit Margin	2015	2014	Change
Operating profit margin, GAAP	28.4%	21.6%	680
2012 Restructuring Program	1.1%	1.3%
Venezuela remeasurement charges	0.5%	1.4%
Gain on sale of South Pacific laundry detergent business	(4.7%)	-%
Charge for a European competition law matter	-%	0.3%
Operating profit margin, non-GAAP	25.3%	24.6%	70

Net Income Attributable to Colgate-Palmolive Company	2015	2014	% Change
Net income attributable to Colgate-Palmolive Company, GAAP	$726	$542	34%
2012 Restructuring Program	35	41
Venezuela remeasurement charges	12	40
Gain on sale of South Pacific laundry detergent business	(120)	-
Charge for a foreign tax matter	-	66
Charge for a European competition law matter	-	11
Costs related to the sale of land in Mexico	-	1
Net income attributable to Colgate-Palmolive Company, non-GAAP	$653	$701	(7%)

Diluted Earnings Per Common Share(1)	2015	2014	% Change
Diluted earnings per common share, GAAP	$0.80	$0.59	36%
2012 Restructuring Program	0.04	0.05
Venezuela remeasurement charges	0.01	0.04
Gain on sale of South Pacific laundry detergent business	(0.13)	-
Charge for a foreign tax matter	-	0.07
Charge for a European competition law matter	-	0.01
Diluted earnings per common share, non-GAAP	$0.72	$0.76	(5%)

Note:
(1) The impact of non-GAAP adjustments on diluted earnings per share may not necessarily equal the difference between "GAAP" and "non-GAAP" as a result of rounding.

			Table 9

Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Nine Months Ended September 30, 2015 and 2014

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2015	2014
Gross profit, GAAP	$7,106	$7,634
2012 Restructuring Program	11	23
Costs related to the sale of land in Mexico	-	4
Gross profit, non-GAAP	$7,117	$7,661

			Basis Point
Gross Profit Margin	2015	2014	Change
Gross profit margin, GAAP	58.6%	58.5%	10
2012 Restructuring Program	-%	0.2%
Costs related to the sale of land in Mexico	-%	-%
Gross profit margin, non-GAAP	58.6%	58.7%	(10)

Selling, General and Administrative Expenses	2015	2014
Selling, general and administrative expenses, GAAP	$4,178	$4,548
2012 Restructuring Program	(44)	(42)
Selling, general and administrative expenses, non-GAAP	$4,134	$4,506

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2015	2014	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	34.4%	34.8%	(40)
2012 Restructuring Program	(0.3%)	(0.3%)
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	34.1%	34.5%	(40)

Other (Income) Expense, Net	2015	2014
Other (income) expense, net, GAAP	$-	$524
2012 Restructuring Program	(143)	(166)
Venezuela remeasurement charges	(34)	(327)
Gain on sale of South Pacific laundry detergent business	187	-
Charges for European competition law matters	-	(11)
Other (income) expense, net, non-GAAP	$10	$20

Operating Profit	2015	2014	% Change
Operating profit, GAAP	$2,928	$2,562	14%
2012 Restructuring Program	198	231
Venezuela remeasurement charges	34	327
Gain on sale of South Pacific laundry detergent business	(187)	-
Costs related to the sale of land in Mexico	-	4
Charges for European competition law matters	-	11
Operating profit, non-GAAP	$2,973	$3,135	(5%)

			Basis Point
Operating Profit Margin	2015	2014	Change
Operating profit margin, GAAP	24.1%	19.6%	450
2012 Restructuring Program	1.6%	1.8%
Venezuela remeasurement charges	0.3%	2.5%
Gain on sale of South Pacific laundry detergent business	(1.5%)	-%
Charges for European competition law matters	-%	0.1%
Operating profit margin, non-GAAP	24.5%	24.0%	50

Net Income Attributable to Colgate-Palmolive Company	2015	2014	% Change
Net income attributable to Colgate-Palmolive Company, GAAP	$1,842	$1,552	19%
2012 Restructuring Program	142	167
Venezuela remeasurement charges	22	214
Charge for a foreign tax matter	15	66
Gain on sale of South Pacific laundry detergent business	(120)	-
Costs related to the sale of land in Mexico	-	3
Charges for European competition law matters	-	11
Net income attributable to Colgate-Palmolive Company, non-GAAP	$1,901	$2,013	(6%)

Diluted Earnings Per Common Share (1) (2)	2015	2014	% Change
Diluted earnings per common share, GAAP	$2.02	$1.68	20%
2012 Restructuring Program	0.15	0.18
Venezuela remeasurement charges	0.02	0.23
Charge for a foreign tax matter	0.02	0.07
Gain on sale of South Pacific laundry detergent business	(0.13)	-
Charges for European competition law matters	-	0.01
Diluted earnings per common share, non-GAAP	$2.08	$2.17	(4%)

Notes:
(1) The impact of non-GAAP adjustments on diluted earnings per share may not necessarily equal the difference between "GAAP" and "non-GAAP" as a result of rounding.
(2) Basic and diluted earnings per share are computed independently for each quarter and any year-to-date period presented. As a result of changes in shares outstanding during the year and rounding, the sum of the quarters’ earnings per share may not necessarily equal the earnings per share for any year-to-date period.

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
Hope Spiller, 212-310-2291